C.H. Robinson Names Damon Lee as its New Chief Financial Officer
Highly Accomplished Finance Leader with Deep Experience in Lean and Continuous Improvement
EDEN PRAIRIE, MINNESOTA, June 6, 2024 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW), a leading global logistics provider, today announced the appointment of Damon Lee as its new Chief Financial Officer, pursuant to the previously announced Chief Financial Officer transition. This strategic hire comes after a comprehensive search for a candidate with a proven track record of successfully leading transformations, recognized operational expertise and demonstrated leadership and strategic capabilities.
Lee will commence employment with C.H. Robinson on July 8, 2024, and will assume the role of Chief Financial Officer the day after the Form 10-Q is filed for the 2024 second quarter. To facilitate a seamless transition, Mike Zechmeister will continue to serve as C.H. Robinson’s Chief Financial Officer until then, and depart at that time, after which he plans to retire.
“We are excited to have Damon join our senior leadership team,” said Dave Bozeman, C.H. Robinson’s President and Chief Executive Officer. “Damon’s extensive experience and expertise align perfectly with the high standards and forward-thinking mindset we prioritize at Robinson. He is a highly accomplished finance leader, and his ability to create and execute a comprehensive strategy is a core strength. Damon’s deep experience with Lean and continuous improvement will be a significant benefit in further reinforcing our new operating model and executing our enterprise strategy. He also has built and led high-performing teams, fostered collaboration, and developed personal connections that have enabled him to accelerate change.”
Lee is currently serving as Vice President and Chief Financial Officer of GE Commercial Engines and Services, the largest division of GE Aerospace with $24 billion in annual revenues. His tenure at GE is marked by exceptional financial results and significant contributions to the company’s transformation.
Lee joined GE in 2021 to bring external perspective, continuous improvement and an operational mindset to the GE Aerospace business. Prior to joining GE, Lee held senior operational finance roles at Aptiv, Precision Castparts, and Eaton — organizations known for their strategic finance and operational excellence. “His career progression over 25 years through increasingly complex operational finance leadership roles at large, well-respected companies has prepared him well for his new role at Robinson,” said Bozeman.
“I am looking forward to joining C.H. Robinson, an industry leading company with a great history, as it takes the next steps in its transformation under Dave Bozeman and his team. I am excited about the direction the company is going, the enterprise strategy, the adoption of the operating model and the commitment to innovation and expertise. I believe my experience and skills are a great match for the path forward, and Robinson’s continued logistics leadership,” said Damon Lee.

About Damon Lee
Mr. Lee currently serves as Vice President and Chief Financial Officer of GE Aerospace, Commercial Engines and Services. Prior to joining GE, Mr. Lee served as Vice President of Finance for Aptiv PLC’s Electrical Distribution Systems division from 2018 to 2021. Before that, Mr. Lee held roles of increasing seniority at Precision Castparts Corporation, a Berkshire Hathaway Company, from 2012 to 2018 and at Eaton PLC from 2007 to 2012. Earlier in his career, Mr. Lee served in increasing roles of responsibility at Newell Brands Inc. from 2003 to 2007, Ingersoll Rand Inc. from 2000 to 2003 and Mattel, Inc. from 1999 to 2000.
Mr. Lee received an MBA and Bachelor of Science in Finance from Murray State University.
About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $22 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 90,000 customers and the more than 450,000 contract carriers on our platform. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com. (Nasdaq: CHRW)

FOR INVESTOR INQUIRIES, CONTACT:	FOR MEDIA INQUIRIES, CONTACT:
Chuck Ives, Director of Investor Relations	Duncan Burns, Chief Communications Officer
Email: chuck.ives@chrobinson.com	Email: duncan.burns@chrobinson.com

Source: C.H. Robinson
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